Exhibit 10.21

April 18, 2016

Stewart Kantor

687 N. Pastoria Avenue

Sunnyvale, CA 4085

Re: First Amendment to Letter Agreement between Full Spectrum Inc. (the “Company”) and Stewart Kantor (the “Executive”) dated Sept. 24, 2007 (the “Agreement”)

Dear Stewart,

Subject to and effective upon the date (the “Effective Date”) that the Company becomes a reporting company under the Securities Act of 1933, as amended, pursuant to the consummation of an underwritten initial public offering of its Common Stock (the “IPO”), this letter agreement (this “Amendment”) hereby amends the Agreement. This terms of this Amendment shall not take effect, and this Amendment shall be null and void, if the IPO does not occur prior to Dec. 31, 2016.

Pursuant to this Amendment, the following changes to the Agreement shall become effective on the Effective Date, as long as you remain employed by the Company on such date and subject to any material changes in the scope of your services to the Company:

The term “Base Salary” under section 2(a) of the Agreement shall refer to a base salary at the annual rate of $200,000.

Section 6 of the Agreement shall be amended and replaced in its entirety with the following:

“Severance Compensation. Notwithstanding the above, in the event that you are terminated by the Company without Cause or you terminate your employment due to Constructive Termination, the Company will provide you the following compensation:

(a)          The Company will pay you (i) your Accrued Obligations through the date of termination, and (ii) your continued Base Salary for a period of twelve months following the date of termination.

(b)          For the first six month period that you receive severance pay under this Section 6, your COBRA continuation coverage will be at the same employee cost as such group health coverage is made available to covered active Company employees.

(c)          The provision of the foregoing severance is conditioned upon receipt from you of a signed a general release and non-disparagement agreement (the "Waiver and Release of Claims" in the form attached hereto as Exhibit A) and your continued compliance with the terms of this Agreement.”

Subject to the recommendations of the Compensation Committee of the Company’s Board of Directors, and in accordance with any terms and conditions the said committee deems appropriate, you shall be entitled to an annual bonus.

You confirm that as of the date on which your signature is affixed to this Amendment, the Company has complied with all of its obligations under the Agreement.

Except for the forgoing, you agree that all other terms of your Agreement remain in full force and effect.

Your signature below confirms your understanding of and agreement to all the statements contained in this Amendment.

Very truly yours,

FULL SPECTRUM INC.

By:	/s/ Menashe Shahar
Menashe Shahar, Chief Technology Officer

ACKNOWLEDGED AND AGREED

EXECUTIVE

/s/ Stewart Kantor
Stewart Kantor, Chief Executive Officer
Date: